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                                                                    EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AGREEMENT effective as of the 1st day of January 1996, by and among BOSTON PRIVATE BANCORP, INC., a duly organized Massachusetts corporation with a principal place of business at Ten Post Office Square, Boston, Massachusetts (hereinafter referred to as "Bancorp") and TIMOTHY L. VAILL of Andover, Massachusetts (hereinafter referred to as the "Executive").

     WHEREAS, Bancorp and the Bank (hereinafter collectively referred to as the "Bancorp Group") currently employ the Executive as President and Chief Executive Officer;

     WHEREAS, the Executive's employment agreement dated January 6, 1993 (the "Original Agreement") is scheduled to expire December 31, 1995; and

     WHEREAS: Bancorp, the Bank and the Executive (the "Parties") intend that the Executive should continue to serve as President and Chief Executive officer and, to that end, deem it desirable and appropriate to extend, amend and restate the terms and conditions of the Original Agreement;

     NOW, THEREFORE, in consideration (of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

     1. EMPLOYMENT. Bancorp Group hereby employs the Executive, and the Executive hereby accepts employment with the Bancorp Group, for the Term set forth in Paragraph 2, below, in the positions and with the duties and responsibilities set forth in Paragraph 3, below, and upon such other terms and conditions as are hereinafter stated.

     2. TERM. This Agreement shall be become effective on the date first set forth above (the "Effective Date"), and, as of that date, shall replace the Original Agreement with respect to


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periods of employment on and after the Effective Date. The term of this
Agreement (the "Term") shall commence on the Effective Date and shall continue through the close of business on December 31, 1998; provided, however, that on December 31, 1996 and on each succeeding December 31, the Term then in effect shall automatically extend for one calendar year unless the Board provides the Executive with notice to the contrary at least thirty days before the date the Agreement otherwise would be extended. Such notice, in the sole discretion of the Board, may provide that the Term will not be extended in the future, and that there shall be no further automatic extensions of the Term hereunder on each succeeding December 31. Notwithstanding the foregoing, the term of this Agreement shall be automatically extended, as necessary, in the event of a Change in Control defined in Paragraph 6.6(c), so that, as so extended, it shall terminate no earlier than three years following the date of such Change in Control.

     3. POSITION, DUTIES, AND RESPONSIBILITIES.

          3.1 The Executive shall be employed during the Term as President and Chief Executive Officer of the Bancorp Group, with such other duties as may reasonably be assigned to him by the Board of Directors (the "Board") of Bancorp and the Bank consistent with the Executive's position. As President and Chief Executive Officer, the Executive shall have general executive supervision over the property, business, and affairs of Bancorp Group. The Executive shall be nominated for election to the Board for both Bancorp and the Bank, it being the intention of the Parties that the Executive shall serve in that capacity throughout the Term. The Executive shall report to and be responsible to the Boards of Bancorp and the Bank.

          3.2 During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this


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Agreement. It shall nor be a violation of this Agreement for the Executive (i)
to serve on the boards of directors of a reasonable number of other corporations, trade associations and/or charitable organizations, (ii) to engage in charitable activities and community affairs, and (iii) to manage his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibility as President and Chief Executive Officer of the Bancorp Group. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to a Change in Control (as defined in Paragraph 6.6(c) below), the continued conduct of such activities following a Change in Control shall not be deemed to interfere with the performance of the Executive's duties and obligations to the Bancorp Group.

          3.3 If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bancorp Group by a notice served by the state or federal banking regulators, the obligations of the Bancorp Group hereunder shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bancorp and the Bank may, in their discretion, (i) pay the Executive all or part of the compensation under Paragraph 4 withheld while such obligations were suspended, and (ii) reinstate in whole or in part any of the obligations which were suspended.

     4. COMPENSATION.

          4.1 BASE SALARY. The Executive shall be paid Base Salary by the Bancorp Group at an annual rate of $215,000 as compensation for the performance of his obligations hereunder and all services rendered to Bancorp Group in any capacity whatsoever. Base Salary shall be payable in accordance with the regular payroll practices of the Bank. The Executive's


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Base Salary shall be reviewed no less frequently than annually for increase in the sole discretion of the Board of Bancorp and the Bank.

          4.2 BONUS.

               (a) The Executive shall be entitled to a Bonus for each Performance Year (as defined below), in addition to his Base Salary, equal to the sum of (i) 7 1/2% of the amount by which Pre-Tax Profits (as defined below) for the then current Performance Year (the "Current Performance Year") exceed Pre-Tax Profits for the highest of the two fiscal years of Bancorp immediately preceding the Current Performance Year, and (ii) 1 1/2% of Pre-Tax Profits for the Current Performance Year; provided, however, that the Boards of Bancorp and the Bank may in their discretion decrease the total Bonus determined under this Paragraph 4.2(a) by up to 15%, or increase the total Bonus under Paragraph 4.2(a)(i) and (ii) above to reflect performance by the Executive during the Current Performance Year. Furthermore, the Boards of Bancorp and the Bank reserve the right to adjust any Bonus under Paragraph 4.2(a)(i) and (ii) in connection with the implementation of any long-term compensation plan (as contemplated under Section 4.3 below), a change in capitalization or any other special circumstances. For purposes of this Agreement, (i) "Performance Year" shall refer to Bancorp's fiscal years ending on December 31, 1996, December 31, 1997 and December 31, 1998, and, provided that this Agreement is extended pursuant to Paragraph 2 above, for each of Bancorp's fiscal years ending on or before the last day of the Term, and (ii) "Pre-Tax Profits" means a profit before taxes but after accounting for all normal items of revenue and operating expense in any fiscal year for Bancorp (calculated net of the payment of the Executive's bonus described herein and in a fashion consistent with Generally Accepted Accounting Principles).



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               (b) Any Bonus to which the Executive is entitled to under this
Paragraph 4.2 shall be payable as soon as practicable following the preparation of Bancorp's consolidated financial statements for the Current Performance Year. In the event that the Executive's employment is terminated prior to either the payment of a Bonus for a completed Performance Year or the close of a Performance Year, the Executive's right to a Bonus in such circumstances shall be determined under Paragraph 6 below.

               (c) In the event of a Change in Control (as defined in Paragraph 6.6(c) below), the Executive shall be entitled to a partial accrual of Bonus for Pre-Tax Profits achieved as of the date of the Change in Control determined as follows:

     Pre-Tax Profits determined as of the date of the Change in Control pursuant to Paragraph 6.6(c) shall be divided by the following fraction (the "Change in Control Fraction"):

                          Days in the Performance Year
                             up to and including the
                                Change in Control
                          ----------------------------
                                       365

     The resulting amount shall be treated as the achieved Pre-Tax Profits for purposes of this Paragraph 4.2, and the amount of Bonus thus indicated shall be multiplied by the Change in Control Fraction to determine the partially accrued Bonus. Such amount shall offset the amount of Bonus otherwise due the Executive with respect to the Performance Year in which the Change in Control occurs.

          4.3 LONG-TERM COMPENSATION. The Executive shall participate in all Bancorp and Bank sponsored plans such as long-term cash compensation and other similar plans that the Board of Bancorp and the Bank may adopt from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in such plan when and as agreed to by the Board of Bancorp and the Bank.


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     5. BENEFITS.

          5.1 EMPLOYEE BENEFIT PROGRAMS. During the Term, the Executive shall be entitled to participate in all the employee pension and welfare benefit plans, programs and arrangements of the Bancorp Group as in effect from time to time and in which the senior executives of Bancorp and the Bank are eligible to participate.

          5.2 PERQUISITES. During the Term, the Executive shall be eligible to participate in any of the Bank or Bancorp's executive perquisites in accordance with the terms and conditions of such arrangements as are in effect from time to time for the senior executives of the Bancorp Group. Notwithstanding any changes to the perquisites available to senior executives of the Bancorp Group, the Executive shall be entitled during the Term to reimbursement of reasonable costs and expenses for: (i) an annual physical examination, (ii) annual tax preparation services, and (iii) personal legal services arising from Bancorp Group-related activities.

          5.3 VACATION. The Executive shall be entitled to receive four (4) weeks of paid vacation during the course of any twelve (12) month period of employment, with at least two weeks to be taken consecutively.

          5.4 INSURANCE.

               (a) Bancorp shall purchase and maintain in effect by prompt payment of the premiums due thereon a policy covering officers' and directors' liability in compliance with applicable federal banking rules and regulations.

               (b) Bancorp shall purchase and maintain in effect by prompt payment of the premiums due thereon during the Term a life insurance policy for the benefit of the Executive and his spouse. Upon termination of employment, the responsibility for premium payments for this policy will revert to the Executive.



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          5.5 EXPENSE REIMBURSEMENT. During the Term, the Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by him in accordance with the policies and procedures established by Bancorp for its senior executive officers in performing services hereunder, provided the Executive promptly accounts therefor, in accordance with Bancorp policy.

          5.6 EQUITY OPPORTUNITY. The Executive will participate in the Bancorp's Incentive Stock Option Plan ("ISOP") as amended from time to time. The Executive will be considered for option grants periodically under the ISOP with the specific amount and conditions fixed by the Board at that time. The Executive Committee may consider a number of factors in determining the option grant for the Executive, such as the type and frequency of grants in the banking industry and the performance of Bancorp and the Bank.

     6. TERMINATION OF EMPLOYMENT. If the Executive's employment is terminated prior to the expiration of the Term, he shall be entitled to the compensation and benefits provided in this Paragraph 6 in lieu of any other compensation and benefits otherwise provided hereto:

          6.1 DEATH. In the event of the death of the Executive during the Term, the estate or other legal representatives of the Executive shall be entitled to:

               (a) Base Salary for a period ending on the 12th month following the date of the Executive's death;

               (b) pro-rata Bonus for the Performance Year of the Executive's death, payable as soon as practicable, and determined by multiplying the Bonus otherwise calculated for such Performance Year under Paragraph 4(b) above by a fraction, the numerator of which is the number of days the Executive was employed during such Performance Year, and the denominator of which is 365;



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               (c) rights to exercise stock options as provided under the terms of the Executive's stock option agreements;

               (d) any rights, benefits or coverages available under the terms of the plans, programs and arrangements for the Executive set forth under Paragraphs 4.3, 5.1. and 5.4; and

               (e) payment of any accrued Base Salary, vacation, Bonus for a prior Performance Year or other vested rights which remained unpaid at the Executive's death.

          6.2 DISABILITY. In the event the Executive's employment with the Bancorp Group is terminated due to disability, the Executive shall be entitled to:

               (a) Base Salary until the later of the end of the Term, or commencement of payments under a long-term disability policy of Bancorp or the Bank replacing at least sixty-percent of the Executive's Base Salary as in effect prior to the termination of the Executive's employment;

               (b) pro-rata Bonus for the Performance Year of the termination of the Executive's employment, payable as soon as practicable, and determined by multiplying the Bonus otherwise calculated for such Performance Year under Paragraph 4(b) above by a fraction, the numerator of which is the number of days the Executive was employed during such Performance Year, and the denominator of which is 365;

               (c) rights to exercise stock options as provided under the terms of the Executive's stock option agreements;

               (d) any rights, benefits or coverages available under the terms of the plans, programs and arrangements for the Executive set forth under Paragraphs 4.3, 5.1 and 5.4; and


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               (e) payment of any accrued Base Salary, vacation, Bonus for a prior Performance Year or other vested rights which remained unpaid at the Executive's termination of employment on account of disability.

     For the purposes of this Agreement, "disability" means the Executive's physical or mental disability which renders him incapable of carrying out his duties under this Agreement. Disagreement regarding a determination of disability shall be subject to the certification of a qualified medical doctor agreed to by Bancorp and the Executive, or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between Bancorp and the Executive in designating a doctor, each party shall nominate a qualified medical doctor, and the two doctors shall select a third doctor, who shall make the determination as to the disability.

          6.3 TERMINATION FOR CAUSE. Bancorp, the Bank or both may terminate the Executive's employment for Cause. For purposes of this Agreement, Cause shall mean:

               (a) removal of the Executive by the federal or state banking regulators, and/or a permanent injunction prohibiting the Executive from participating in the conduct and affairs of Bancorp, the Bank or both by an order issued by appropriate banking regulators;

               (b) conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to, a felony;

               (c) dishonest acts against Bancorp, the Bank or both;

               (d) willful gross misconduct which is likely to cause financial loss to Bancorp, the Bank or both, or to cause damage to the business reputation of the Bancorp Group;

               (e) willful and repeated misconduct or gross neglect constituting bad faith in performing the Executive's obligations under this Agreement; or


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               (f) breach of fiduciary duty involving personal profit. The
Executive's employment shall not be terminated for Cause, with the exception of the events described in clause (a) and (b) above, unless the Executive has received adequate notice and an opportunity to be heard before the Board of the entity which intends to terminate the Executive for Cause, and such Board has determined, based upon credible evidence, that grounds for Cause exist. In the event of a termination for Cause in accordance with the procedure set forth above, the Executive shall be entitled only to any unpaid Base Salary and to rights and benefits, if any, available under employee benefit programs of the Bancorp Group, and shall have no further rights hereunder.

          6.4 TERMINATION WITHOUT CAUSE. Bancorp and the Bank may terminate the employment of the Executive for reasons other than Cause, in which case the Executive shall, subject to Paragraph 6.6 below, be entitled, without any requirement of mitigation, to:

               (a) Base Salary for the remainder of the Term, payable as a lump sum benefit within five business days of his termination of employment;

               (b) pro-rata Bonus for the Performance Year of the termination of the Executive's employment, payable as soon as practicable, and determined by multiplying the Bonus otherwise calculated for the Performance Year under Paragraph 4.2 above by a fraction, the numerator of which is the number of days the Executive was employed during such Performance Year, and the denominator of which is 365;

               (c) rights to exercise stock options as provided under the terms of the Executive's stock option agreements;

               (d) any rights, benefits or coverages available under the terms of the plans, programs and arrangements for the Executive set forth under Paragraphs 4.3, 5.1 and 5.4; and


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               (e) payment of any accrued Base Salary, vacation, Bonus for a prior Performance Year or other vested rights which remained unpaid at the Executive's termination of employment on account of disability.

          6.5 VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may voluntarily terminate his employment prior to the expiration of the Term. In such event, and subject to Paragraph 6.6 below, the Executive shall be entitled only to (a) any rights, benefits or coverages available under the terms of the plans, programs and arrangements for the Executive set forth under Paragraphs 4.3, 5.1 and 5.4, and (b) payment of any accrued Base Salary, vacation, Bonus for a prior Performance Year or other vested rights which remained unpaid at the Executive's voluntary termination of employment.

          6.6 TERMINATION FOLLOWING A CHANGE IN CONTROL.

               (a) If, within the three year period following a Change in Control, as defined below, the Executive's employment is terminated by Bancorp, the Bank or both without Cause or the Executive voluntarily terminates his employment with Bancorp and the Bank for Good Reason, then the Executive shall receive the following benefits:

                    (1) a lump sum payment, payable as soon as practicable, equal to 2.99 times the Executive's annual average annual compensation which was payable by the Bancorp and the Bank and was includible by the Executive in his gross income for federal income tax purposes with respect to the five most recent taxable years of the Executive ending prior to such Change in Control;

                    (2) any rights, benefits or coverages available under the terms of the plans, programs and arrangements for the Executive set forth under Paragraphs 4.3, 5.1 and 5.4; and


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                    (3) payment of any accrued Base Salary, vacation, Bonus for a prior Performance Year or other vested rights which remained unpaid at the Executive's termination of employment on account of disability. Payment under this Paragraph 6.6 shall be in lieu of any amount owed to the Executive for termination without Cause under Paragraph 6.4 or for voluntary resignation of employment under Paragraph 6.5. Notwithstanding the foregoing, the amount provided under this Paragraph 6.6 shall not be reduced by any compensation which the Executive may receive from other employment with another employer after termination of his employment with the Bancorp or the Bank.

               (b) Following a Change in Control, the amount to be paid to the Executive under this Agreement shall be made by an independent auditor (the "Auditor") jointly selected by the Bancorp Group and the Executive. The Auditor shall be a nationally recognized public accounting firm which has not performed services, other than minor indirect or incidental services, for either the Bancorp Group or the Executive, for three years prior to the date the Auditor is retained for this purpose. If the Executive and the Bancorp Group cannot agree on the firm to serve as the Auditor, then the Executive and the Bancorp Group shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Auditor's fee shall be paid by the Bancorp Group.

               (c) For purposes of this Agreement, a "Change in Control" shall occur upon the earliest of the following events:

                    (1) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the voting stock of Bancorp;



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                    (2) the majority of the Board of Bancorp consists of
individuals other than Incumbent Directors, which term means the members of the Board of Bancorp on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                    (3) Bancorp, the Bank or both adopt any plan of liquidation providing for the distribution of all or substantially all of their respective assets;

                    (4) all or substantially all of the assets or business of Bancorp are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Bancorp immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Bancorp, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Bancorp);

                    (5) Bancorp combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of Bancorp immediately prior to the combination hold, directly or indirectly, fifty percent or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company);

                    (6) if the Executive's employment with Bancorp, the Bank or both is terminated other than for Cause (as defined in Paragraph 6.3 below) prior to a date on



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which a Change in Control occurs, or if the Executive's employment with the
Company is affected prior to the date on which a Change in Control occurs in a way which if occurring after a Change in Control would constitute Good Reason (as defined in Paragraph 6.6(d) below), and it is reasonably demonstrated that such termination or effect (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then the Change in Control shall be deemed to have occurred on the date immediately prior to such termination of employment, and the Executive's rights upon termination of employment shall be as determined under this Paragraph 6.6.

               (d) For purposes of this Agreement, "Good Reason" shall exist if any one of the following events occurs within the three year period beginning on a Change in Control:

                    (1) a significant adverse change, without the Executive's written consent, in his working conditions or status, including but not limited to a significant change in the nature or scope of the Executive's authority, powers, title, functions, duties, responsibilities, prestige or reputation, or a reduction in the level of support services, staff, secretarial and other assistance, and office space available to the Executive;

                    (2) the Executive's Base Salary for any fiscal year following the Change in Control is less than 100 percent of the rate of Base Salary paid to the Executive in the completed fiscal year immediately preceding the Change in Control, or if the Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year following the Change in Control are less than 100 percent of the total cash compensation



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opportunities made available to the Executive in the completed fiscal year immediately preceding the Change in Control;

                    (3) with the exception of reductions mandated by a change in law, the failure of the Company or its subsidiaries to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which the Executive was participating immediately prior to the Change in Control unless Bancorp Group provides the Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by Bancorp Group that would adversely affect the Executive's benefit under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control;

                    (4) any purported termination of the Executive's employment for Cause during the Term which is not effected in compliance the requirements under Paragraph 6.3 above;

                    (5) an attempt by Bancorp or the Bank to relocate the Executive to, or to require him to perform regular services at, any location that is more than twenty-five (25) miles from Boston, Massachusetts; or

                    (6) the failure of a successor of Bancorp, the Bank or both, to assume or abide by this Agreement following a change in control.

          6.7 LIMITATION ON TERMINATION PAYMENTS.

               (a) Notwithstanding any other provisions of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive



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with the Bancorp or the Bank, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Paragraph 6.7 ("Other Agreements") and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Bancorp or the Bank for the direct or indirect provision of compensation to the Executive, whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a "Benefit Plan"), the Executive shall not have the right to receive any payment or other benefit under this Agreement, any other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Executive under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to the Executive under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment").

               (b) If the Executive's benefits or payments are reduced pursuant to Paragraph 6.7(a) above, the Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Bancorp Group in writing of his election within ten (10) days of the final determination of the reduction by the Auditor in such benefit. If no such election is made by the Executive within such ten-day period, Bancorp may elect which and how much of any entitlement shall be eliminated or reduced and shall notify the Executive promptly of such election. As promptly as practicable following such determination and the elections hereunder, Bancorp Group shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.


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     7. NON-COMPETITION.

          7.1 In the event the Executive voluntarily terminates his employment with the Bancorp Group (unless such termination is either approved by the Boards of the Bancorp Group or is for Good Reason in connection with a Change in Control), Bancorp and the Bank shall be entitled to enjoin the employment of the Executive with any significant competitor of Bancorp or the Bank for a period of two years or the remaining Term plus one year, whichever is less. During such period, even if the Executive is allowed to be employed with a significant competitor, he shall not without the approval of the Boards of the Bancorp Group induce any officer of the Bancorp Group to accept employment from such significant competitor, nor shall he misuse proprietary and confidential information of the Bancorp Group for the benefit of such a significant competitor. The term "significant competitor" shall mean any business activity that competes with the business of Bancorp or the Bank or any other bank whose principal office is located on the easterly side of Interstate 495 and whose total assets as shown on its most recent call report or similar filing with a banking or securities regulatory body have a value that is less than the greater of; i) $1 billion, or ii) 300% of the value of the assets of the Bank computed in a similar fashion as of the end of the most recent fiscal quarter of the Bank immediately preceding the termination of the Executive's employment.

     It is the desire and intent of the Parties that the provisions of this Paragraph 7.1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Paragraph 7.1 shall be adjudicated to be invalid or unenforceable, such deletion shall apply only with respect to the operation of this Paragraph 7.1 in particular jurisdiction in which such adjudication is made.




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          7.2 The Parties recognize that Bancorp will have not adequate remedy at law for breach by the Executive of the agreements provided in this Paragraph
7.1 and, in the event of any such breach, Bancorp and the Executive hereby agrees that Bancorp shall be entitled to a decree of specific performance or other appropriate remedy to enforce performance of such agreement.

     8. CONFIDENTIAL INFORMATION.

          8.1 The Executive agrees not to disclose either while in the employ of the Bancorp Group or at any time thereafter, to any person not employed by Bancorp, or not engaged to render services to the Bank, any confidential information obtained by him while in the employ of Bancorp; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public (other than that which may have been disclosed by someone not bound by an obligation of confidentiality) or from disclosure required by law or court order or in the proper course of conduct of the Bank's business.

          8.2 The Executive also agrees that upon leaving the employ of the Bank and Bancorp he will not take with him, without the prior written consent of an officer authorized to act in the manner by the Board of Directors of Bancorp and the Bank, any confidential information obtain by him during the course of his employment by Bancorp and Bank, including any depositor list, shareholder list, drawing, blueprint, specification or other document of Bancorp, its subsidiaries, affiliates and division, which is of a confidential nature relating to Bancorp, its subsidiaries, affiliates, and divisions.

          8.3 The Parties recognize that Bancorp will have no adequate remedy at law for breach by the Executive of the agreements provided in this Paragraph 8 and, in the event of any such breach, Bancorp and the Executive hereby agree that Bancorp shall be entitled to a



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decree of specific performance or other appropriate remedy to enforce performance of such agreement.

     9. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by Bancorp hereunder to the Executive or his estate or beneficiaries, shall be subject to the withholding of such amounts relating to taxes as Bancorp may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, Bancorp may accept other provisions to that end that it has sufficient funds to pay all taxes or other withholdings required by law in respect of such payments or any of them.

     10. MITIGATION. In the event of any termination of employment entitling the Executive to amounts under this Agreement, the Executive shall be under no obligation to seek other reemployment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Agreement.

     11. NOTICES. Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed be registered or certified mail, return receipt requested, postage prepaid, or sent by telex or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by similar notice.

                  To Bancorp & the Bank:             Ten Post Office Square
                                                     Boston, MA 02110

                  To the Executive                   9 Bancroft Road
                                                     Andover, MA 01810

     12. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the Parties hereto relating to such matter.


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


     13. ASSIGNMENT. Except as herein expressly provided, the respective rights and obligations of the Executive and Bancorp under this Agreement shall not be assignable by either party without the written consent of the other party, but shall inure to the benefit of and be binding upon his or its permitted successors or assigns, including, in the case of Bancorp, any other corporate entity with which Bancorp may be merged or otherwise combined or which may acquire Bancorp or its assets in whole or substantial part. Nothing herein expressed or implied is intended to confer upon any person, other than the Parties hereto, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     14. APPLICABLE LAW. This Agreement shall be deemed a contract under, and for all purposes shall be construed with, the laws of the Commonwealth of Massachusetts.

     15. AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board of Directors of Bancorp, or any authorized committee of the Board of Directors, is agreed to in writing, signed by the Executive and by an officer of Bancorp thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

     16. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.



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



     17. REFERENCES. In the event of the Executive's death or a judicial determination of his incompetency, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representatives, or, where appropriate, to refer to his beneficiary or beneficiaries.

     18. TITLES. Titles to the Paragraphs of this Agreement are intended solely for convenience and no provisions in this Agreement is to be construed by reference to the title of that Paragraph.

     IN WITNESS WHEREOF, Bancorp has caused this Agreement to be duly executed by its officers thereunto authorized, and the Executive has hereunto set his hand, all on the day and year first above written.

                                    BOSTON PRIVATE BANCORP, INC.



                                    By: /s/ CHARLES O. WOOD, III
                                        -------------------------------


                                    BOSTON PRIVATE BANK & TRUST COMPANY


                                    By: /s/ CHARLES O. WOOD, III
                                        -------------------------------


                                    TIMOTHY L. VAILL


                                    By: /s/ TIMOTHY L. VAILL
                                        -------------------------------
                                        Executive





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